EXHIBIT 99.1

                                                                                                                                                November 19, 2004

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle LeRoy

Investor Relations

(212) 594-2700

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP.  ANNOUNCES
FINANCING OF ATLANTIC YARDS PROJECT

Release Highlights

•                  Closed a $40.5 million first mortgage loan to two separate entities sponsored by the Forest City Ratner Companies (“FCRC”).

•                  Directly originated a whole loan that will help to launch a major redevelopment project in New York City.

•                  Launched strategic relationship with one of the largest real estate developers in New York and a subsidiary of Forest City Enterprises (NYSE: FCE.A), one of the nation's largest owners and developers of commercial real estate.

Summary

Gramercy Capital Corp. (NYSE: GKK) today announced it has originated a $40.5 million mortgage loan to two entities sponsored by FCRC. The loan permits FCRC to acquire various residential and commercial buildings in Brooklyn, New York.  This is the first phase of a multi-year $2.5 billion project being undertaken by FCRC that will include the development of a new Frank Gehry-designed arena for the New Jersey Nets basketball team and an extensive office, retail and residential project at the intersection of Flatbush and Atlantic Avenues.  The bridge loan from Gramercy will be repaid prior to development of the arena.  The City and State of New York have each publicly announced their support for the development plan.  Andrew Silberfein, Executive Vice President and  Director of Finance for FCRC, stated, “Gramercy Capital Corp. became involved in this project in the earliest stages of the development and understood our business plan and vision in a way that traditional lenders could not.”

Hugh Hall, Gramercy Capital Corp.’s Chief Operating Officer, stated: “We are pleased to be able to work with FCRC on this high-profile project.  This financing demonstrates Gramercy’s ability to offer creative financing products that are customized to meet the needs of our clients.  We see significant value in being able to provide interim financing for projects with strong sponsors and a clear business plan.”

Gramercy Capital Corp. is a specialty finance company that lends to commercial property owners throughout the United States.  Gramercy specializes in the origination of structured first mortgage loans on transitional properties, subordinate mortgage participations and mezzanine loans. Gramercy has a market capitalization of approximately $228 million and total investment capacity in excess of $600 million.  Since its initial public offering in July 2004, Gramercy has originated $299 million of investments, consisting primarily of subordinate mortgage participations, mezzanine loans and whole loans.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, many of which are beyond the Company’s control.  We undertake no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit our website at www.gramercycapitalcorp.com or contact Investor Relations at 212-594-2700.